Exhibit 99.1

Cutera, Inc. Announces Proposed Private Offering of $200 Million of Convertible Senior Notes

BRISBANE, Calif., May 24, 2022 — (BUSINESS WIRE) — Cutera, Inc. (Nasdaq: CUTR), a leading provider of aesthetic and dermatology solutions, today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2028 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in a separate concurrent private placement pursuant to Section 4(a)(2) under the Act. Cutera also intends to grant the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of the notes.

Entities affiliated with J. Daniel Plants, Cutera’s Chairman, have also indicated an interest in purchasing up to $10 million aggregate principal amount of the notes in a separate concurrent private placement under Section 4(a)(2) of the Act (the “concurrent private placement”). These investors are under no obligation to purchase any of the notes offered in the concurrent private placement and their interest in purchasing such notes is not a commitment to do so. Any notes purchased by such affiliated investor may reduce the aggregate principal amount of notes offered hereby by a corresponding aggregate principal amount.

The notes will be general senior, unsecured obligations of Cutera and will accrue interest payable semiannually in arrears. The notes will be convertible into cash, shares of Cutera’s common stock (“common stock”) or a combination of cash and shares of Cutera’s common stock, at Cutera’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Cutera intends to use a portion of the net proceeds from the offering to pay the aggregate cost of the capped call transactions described below. If the initial purchasers exercise their option to purchase additional notes, Cutera expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Cutera also intends to use a portion of the net proceeds from the offering for the Notes Exchange described below and the remainder for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions and strategic transactions.

Contemporaneously with the pricing of the offering, Cutera intends to enter into privately negotiated transactions with certain holders of its 2.25% Convertible Senior Notes Due 2026 (the “2026 Notes”) to exchange up to $69.1 million in aggregate principal amount of the 2026 Notes on terms to be negotiated with such holders for cash and shares of Cutera’s common stock (the “Notes Exchange”). Cutera expects that holders of 2026 Notes that surrender their 2026 Notes for exchange as described above may enter into or unwind various derivatives with respect to its common stock (including entering into or unwinding derivatives with one or more of the initial purchasers in this offering or their respective affiliates) and/or purchase or sell shares of its common stock concurrently with or shortly after the pricing of the notes.

In connection with the pricing of the notes, Cutera expects to enter into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Cutera’s common stock upon any conversion of notes, with such reduction subject to a cap. If the initial purchasers exercise their option to purchase additional notes, Cutera expects to enter into additional capped call transactions with the option counterparties.

Cutera expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Cutera’s common stock and/or purchase shares of Cutera’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Cutera’s common stock or the notes at that time.

In addition, Cutera expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Cutera’s common stock and/or purchasing or selling Cutera’s common stock or other securities of Cutera in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions). This activity could also cause or prevent an increase or a decrease in the market price of Cutera’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Cutera’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact

Anne Werdan

Director, Corporate Communications

415-657-5500

IR@cutera.com